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                                                                     EXHIBIT 4.5

                           SHORT TERM PROMISSORY NOTE

US$60,000.00                                                        June 1, 2005

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Quest Manufacturing, Inc. at such place as the holder of this Note may from time to time designate, the principal sum of Sixty Thousand and 00/100 Dollars (US$60,000) together with simple interest at the rate of six percent (6) per annum on the principal balance.

         The note matures and becomes due ninety (90) days after Voyager One's registration statement, registering, to the extent permitted by the SEC, all shares of common stock to be issued under all the convertible debentures purchased by Cornell Capital pursuant to the Securities Purchase Agreement dated May 14, 2004, has been declared effective. The amount of the payment shall be an amount equal to the outstanding principal and unpaid interest from June 1, 2004 the date of the original Short Term Promissory Note to Castle Hill Advisory Group.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note shall be effective June 1, 2005 regardless of when it is signed.

         This issued Short Term Promissory Note supersedes and replaces the Short Term Promissory Note from Voyager One, Inc. to Castle Hill Advisory Group dated June 1, 2004 in the principal amount of $60,000 and unpaid interest to date of $3,600.00 in accordance with an Assignment dated June 1, 2005 from Castle Hill Advisory Group to Quest Manufacturing, Inc. for the entire note including any accrued unpaid interest, plus simple interest to be accrued thereafter. The original note of June 1, 2004 was a result of a restructuring of debt owed to Castle Hill Advisory Group from an A/P into a N/P with terms beneficial to improving the companies current cash situation.


         "Payor"                                          "Payee"

Voyager One, Inc.                               Quest Manufacturing, Inc.
859 West End Court                              PO box 430
Suite I                                         Spring Grove, IL  60081
Vernon Hills, IL 60061                          Phone: 815-675-2442
Phone: 847-984-6200                             Fax:  847-675-3109
Fax: 847-984-6201

By: /s/ Sebastien C. DuFort                     By: /s/ John A. Lichter
    -----------------------------------             ----------------------------
     Sebastien C. DuFort   June 1, 2005            John A. Lichter  June 1, 2005
     President                                     President/CEO